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Exhibit 2.2    Articles of Merger

                               ARTICLES OF MERGER
                                 (Plan attached)
                                       of

                  FLEETCLEAN SYSTEMS, INC., a Texas corporation

                                      into

                    ERF WIRELESS, INC., a Nevada corporation

         Pursuant to the provisions of Article 5.04 of the Texas Business Corporation Act, the undersigned corporations adopt the following Articles of Merger.

         An Agreement and Plan of Merger has been adopted in accordance with the provisions of Article 5.03 of the Texas Business Corporation Act providing for the merger of FLEETCLEAN SYSTEMS, INC., a Texas corporation, into ERF WIRELESS, INC., a Nevada corporation, resulting in ERF WIRELESS, INC., a Nevada corporation, being the surviving corporation. The plan of merger is set forth as
Exhibit 1.

         1. The names of the corporations participating in the merger and in the States under the laws of which they are respectively organized are as follows:

                      NAME OF CORPORATION          STATE
                      -------------------          -----

                  FLEETCLEAN SYSTEMS, INC., a Texas corporation

                    ERF WIRELESS, INC., a Nevada corporation

         2. The plan of merger was duly approved by the shareholders of each corporation as set forth below.

         3. As to each of the undersigned corporations, the approval of whose shareholders is required, the number of shares outstanding, and, if the shares of any class or series are entitled to vote as a class, the designation and number of outstanding shares of each such class or series are as follows:

                           Number of                          Number of Shares
Names of                   Shares           Designation       Entitled to
Corporations               Outstanding      of Class          Vote as a Class
------------               -----------      --------          ---------------

Fleetclean Systems, Inc.   25,105,460       $.01 Common       25,105,460
Fleetclean Systems, Inc.    1,000,000       $.01 Preferred     1,000,000
ERF Wireless, Inc.                  1       $.001 Common               1

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         As to each of the undersigned corporations, the total number of shares voted for and against the plan, respectively, and, as to each class entitled to vote thereon as a class, the number of shares of each such class voted for and against the plan respectively, are as follows:

                                                               Number of Shares
                                                        Entitled to Vote as a Class
                           Total       Total        -----------------------------------
                           Voted       Voted                     Voted          Voted
Name of Corporation        For         Against      Class        For            Against
-------------------        ---         -------      -----        ----------     -------
Fleetclean Systems, Inc.   >2/3             0      Common
Fleetclean Systems, Inc.   100%             0      Preferred
ERF Wireless               100%             0      Common


         4. As to each foreign corporation that is a party to the plan of merger, the approval of the plan of merger was duly authorized by all action required by the laws under which it was incorporated or organized and by its constituent documents.

         5. The surviving corporation will be responsible for the payment of all fees and franchise taxes of the merged corporation(s) and will be obligated to pay such fees and franchise taxes if the same are not timely paid.

Dated August 30, 2004.

Fleetclean Systems, Inc., a Texas corporation

By: /S/ R. GREG SMITH
    --------------------------
Name: R. Greg Smith
Title: Chief Executive Officer

ERF Wireless, Inc.

By: /S/ RICHARD O. WEED
    ---------------------------
Name: Richard O. Weed
Title: President

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